Exhibit 3.1

[Translation]

Articles of Incorporation of NKSJ Holdings, Inc.

Chapter 1    General Provisions

(Company Name)

Article 1	The Company shall be called NKSJ Holdings Kabushiki Kaisha.

2	In English, the Company will be indicated as NKSJ Holdings, Inc.

(Purposes)

Article 2	The purpose of the Company shall be to engage in the following business activities:

(1)	Management and administration of the companies that are made subsidiaries pursuant to the applicable provisions of the Insurance Business Law, including, but not limited to, casualty insurance companies and life insurance companies; and

(2)	Any other businesses that are incidental to the business provided for in the preceding subparagraph.

(Location of Head Office)

Article 3	The head office of the Company shall be located in Shinjuku-ku, Tokyo.

(Corporate Organs)

Article 4	The Company shall have the following Corporate Organs in addition to the shareholders meeting and the directors.

(1)	A board of directors;

(2)	Corporate auditors;

(3)	A board of corporate auditors; and

(4)	Accounting auditors.

(Method of Public Notice)

Article 5	The method of public notice used by the Company shall be electronic public notice, provided that if due to a mishap or other unavoidable reason public notice by electronic means is not possible, the Company will give public notice by publication in the Nihon Keizai Shinbun.

Chapter 2    Shares

(Total Number of Authorized Shares)

Article 6	The total number of authorized shares of the Company shall be 5,000,000,000 shares.

(Acquisition of Treasury Shares)

Article 7	The Company may, in accordance with Article 165, Paragraph 2 of the Corporation Law, and pursuant to resolution by the board of directors, acquire shares of the Company by way of market transactions or other methods.

(Number of Shares Constituting One Unit)

Article 8	Shares constituting one unit of shares of the Company shall be one thousand shares.

(Rights in Relation to Shares Less than One Unit)

Article 9	A shareholder of the Company may not exercise any rights in respect of shares less than one unit other than the following:

(1)	Rights described in Article 189, Paragraph 2 of the Corporation Law,

(2)	Rights to make a request as prescribed in Article 166, Paragraph 1 of the Corporation Law,

(3)	The right to receive an allotment of shares for subscription or share options for subscription corresponding to the number of shares held by the shareholder, and

(4)	The right to make a request as prescribed in the following article.

(Increased Purchase Request in Relation to Shares less than One Unit)

Article 10	A shareholder of the Company may, in accordance with the share handling regulations established by a resolution of the board of directors (the “Share Handling Regulations”), make a request to the Company to sell the shareholder shares in an amount that combined with the shares less than one unit that the shareholder holds would total shares of one unit.

(Shareholder Registry Administrator)

Article 11	The Company shall appoint a shareholder registry administrator.

2	The shareholder registry administrator and the associated administrative office shall be determined by a resolution of the board of directors and public notice shall be made thereof.

3	The preparation and keeping of and other administrative work associated with the shareholder registry administrator and the share options registry shall be delegated to the shareholder registry administrator and shall not be handled by the Company.

(Share Handling Regulations)

Article 12	The handling of the Company’s shares and procedures in connection with the exercise of rights of a shareholder shall be conducted in accordance with the Share Handling Regulations, in addition to laws or regulations or these Articles of Incorporation.

Chapter 3    General Shareholders Meeting

(Convening a Shareholders Meeting)

Article 13	An ordinary shareholders meeting of the Company shall be convened within three months after the end of each business year, while an extraordinary shareholders meeting may be convened as necessary.

(Record Date for Shareholders Meeting)

Article 14	The Company shall consider the shareholders of the Company that are recorded in the final shareholder registry as of March 31 of each year to be the shareholders that are able to exercise votes at the ordinary shareholders meeting in connection with that business year.

2.	The record date in connection with the voting rights in an extraordinary shareholders meeting shall be determined by resolution of the board of directors, and public notice thereof shall be made at least two weeks prior to that record date.

(Person With Right to Convene Meetings and Chairperson)

Article 15	The Director and President shall convene a shareholders meeting and shall be the chairperson thereof.

2.	If the Director and President is unavailable, another director shall convene the shareholders meeting and be the chairperson thereof, in accordance with an order of precedence as shall be determined in advance by the board of directors.

(Presentations of Shareholders Meeting Reference Materials Deemed to Have Been Provided by Disclosure on the Internet)

Article 16	When convening a shareholders meeting, the Company may employ the method of using the Internet in the manner prescribed by the Ordinance of the Ministry of Justice to disclose the information in connection with the matters that are to be stated in the reference documents of the shareholders meeting, business reports, financial statements and consolidated financial statements. In this event, the Company shall deem the information to have been provided to shareholders.

(Method of Passing Resolutions)

Article 17	Except where prescribed otherwise according to laws or regulations or these Articles of Incorporation, a resolution at a shareholders meeting shall be made by a majority of the voting rights of shareholders who are eligible to exercise voting rights and are present at the meeting.

2	A resolution set forth in Article 309, Paragraph 2 of the Corporation Law may be passed by a two thirds or greater majority of all of the voting rights exercised at a meeting where shareholders having one third or more of all of the voting rights of the shareholders who are eligible to exercise voting rights are present.

(Exercise of Voting Rights by Proxy)

Article 18	A shareholder may exercise its voting rights through one proxy who shall be another shareholder holding voting rights.

2.	The shareholder or proxy of such shareholder shall submit to the Company documentation evidencing the authority of proxy, for each shareholders meeting.

Chapter 4    Directors and the Board of Directors

(Number of Directors)

Article 19	The number of directors appointed to the Company shall be not greater than fifteen.

(Method of Election)

Article 20	The directors shall be elected by a shareholders meeting.

2	A resolution to elect a director may be passed by exercise of a majority of the voting rights at a meeting where shareholders having one third or more of all of the voting rights of the shareholders authorized to exercise voting rights are present.

3	Cumulative voting shall not be allowed in a resolution to elect a director.

(Term of Office)

Article 21	The term of office of a director shall be until the time of the conclusion of the ordinary shareholders meeting that is held in connection with the final business year that ends within one year from the election of the director concerned.

(Representative Director and Executive Directors)

Article 22.	The board of directors shall, by its resolution, elect a representative director.

2.	The board of directors may, by its resolution, elect a single director and chairman and a single director and president.

(Person With Right to Convene the Meeting of the Board of Directors and the Chairman of the Board)

Article 23	Except as otherwise prescribed by laws or regulations, the Director and President shall convene meetings of the board of directors and shall be the chairperson thereof.

2.	If the Director and President is unavailable, another director shall convene the meeting of the board of directors and become the chairperson thereof, in accordance with an order of precedence as shall be determined in advance by the board of directors.

(Convocation of Meeting of the Board of Directors)

Article 24	Notice that a meeting of the board of directors will be convened shall be given to each director and each corporate auditor at least three days prior to the date of the meeting, provided, however, that this period may be reduced when necessary due to an emergency.

2	If the consent of all directors and corporate auditors has been obtained, a meeting of the board of directors may be convened without taking the procedures of convocation.

(Method of Resolution by the Board Of Directors)

Article 25	A resolution of the board of directors may be passed by a majority of the directors present at a meeting attended by a majority of the directors with authority to vote on the resolution.

2	The Company shall deem that a resolution of the board of directors has been passed when the requirements of Article 370 of the Corporation Law have been fulfilled.

(Board of Directors Regulations)

Article 26	Except as otherwise prescribed by laws or regulations or these Articles of Incorporation, the operation of the board of directors shall be governed by the Board of Directors Regulations established by a resolution of the board of directors.

(Remuneration, Etc.)

Article 27	Remuneration, bonuses and other compensation received from the Company as consideration for duties performed (the “Remuneration, etc.”) for directors shall be determined pursuant to a resolution of a shareholders meeting.

(Release from Liability of Directors)

Article 28	The Company may, pursuant to a resolution of its board of directors and in accordance with Article 426, Paragraph 1 of the Corporation Law, release a director (including a person who was a director) from liability for damages caused by a breach of duty as a director, to the extent permitted by laws or regulations.

(Agreement Limiting Liability of Outside Directors)

Article 29	The Company may, in accordance with Article 427, Paragraph 1 of the Corporation Law, enter into an agreement with an outside director limiting liability for damages caused by a breach of such outside director’s duties. In this event, the maximum liability pursuant to said agreement shall be the amount as prescribed by laws or regulations.

Chapter 5    Corporate Auditors and the Board of Corporate Auditors

(Number of Corporate Auditors)

Article 30	The number of corporate auditors of the Company shall not be greater than seven.

(Method of Election)

Article 31	The corporate auditors shall be elected by a shareholders meeting.

2	A resolution to elect a corporate auditor may be passed by exercise of a majority of the voting rights at a meeting where shareholders having one third or more of all of the voting rights of the shareholders authorized to exercise voting rights are present.

(Term of Office)

Article 32	The term of office of a corporate auditor shall be until the time of the conclusion of the ordinary shareholders meeting that is held in connection with the final business year that ends within four years from the election of the corporate auditor concerned.

(Method of Resolution by the Board Of Corporate Auditors)

Article 33	A resolution of the board of corporate auditors may be passed by a majority of the corporate auditors.

2	The board of corporate auditors shall, by its resolution, elect full time corporate auditors.

(Convocation of a Meeting of the Board Of Corporate Auditors)

Article 34	Notice that a meeting of the board of corporate auditors will be convened shall be given to each corporate auditor at least three days prior to the date of the meeting, provided, however, that this period may be reduced when necessary due to an emergency.

2	If the consent of all corporate auditors has been obtained, a meeting of the board of corporate auditors may be convened without taking the procedures of convocation.

(Board of Corporate Auditors Regulations)

Article 35	Except as otherwise prescribed by laws or regulations or these Articles of Incorporation, the operation of the board of corporate auditors shall be governed by the Board of Corporate Auditors Regulations established by a resolution of the board of corporate auditors.

(Remuneration, Etc.)

Article 36	Remuneration, etc. for corporate auditors shall be determined pursuant to a resolution of a shareholders meeting.

(Release from Liability of a Corporate Auditor)

Article 37	The Company may, pursuant to a resolution of its board of directors and in accordance with Article 426, Paragraph 1 of the Corporation Law, release a corporate auditor (including a person who was a corporate auditor) from liability for damages caused by a breach of duty as a corporate auditor, to the extent permitted by laws or regulations.

(Agreement Limiting Liability of Outside Corporate Auditors)

Article 38	The Company may, in accordance with Article 427, Paragraph 1 of the Corporation Law, enter into an agreement with an outside corporate auditor limiting liability for damages caused by a breach of such outside corporate auditor’s duties. In this event the maximum liability pursuant to said agreement shall be the amount as prescribed by laws or regulations.

Chapter 6    Accounting

(Business Year)

Article 39	The business year of the Company shall be for one year from April 1 of each year until March 31 of the following year.

(Dividends of Surplus)

Article 40	Dividends of surplus shall be paid to the shareholders or the registered pledgees who are registered in the final shareholder registry as of March 31 of each year.

(Interim Dividends)

Article 41	The Company may pursuant to a resolution of its board of directors pay a dividend of surplus in accordance with Article 454, Paragraph 5 of the Corporation Law, to the shareholders or the registered pledgees who are registered in the final shareholder registry as of September 30 of each year.

(Period of Limitations in Connection With Dividends)

Article 42	If the dividend assets are in cash, the Company shall be released from any duty to pay any such dividends that have not been collected even after an expiration of a full three years from the date on which payment commenced.

2	Interest shall not be paid on dividends of surplus.

Supplemental Provisions

(First Business Year)

Article 1	Notwithstanding the provisions of Article 39, the first business year of the Company shall be from the date of incorporation of the Company through March 31, 2011.

(Remuneration, Etc., of the Initial Directors and Corporate Auditors)

Article 2	The amount that shall be payable in cash to the initial directors out of the Remuneration, etc., of directors from the date of incorporation of the Company through the conclusion of the first ordinary shareholders meeting (the “Initial Cash Compensation”) shall be, notwithstanding the provisions of Article 27, not more than ¥400,000,000 per year (not including the salary as an employee in the event of an employee who also serves as a director).

2.	Notwithstanding the provisions of Article 36, the Initial Cash Compensation of the initial corporate auditors shall not exceed ¥110,000,000 per year.

3.	The amount of Remuneration, etc., in connection with share options that are allotted as stock compensation-type stock options, that is to be granted to the initial directors of the Company (excluding outside directors), out of the Remuneration, etc., of directors from the date of incorporation of the Company through the conclusion of the first ordinary shareholders meeting shall be, notwithstanding the provisions of Article 27 and Paragraph 1 of this Article, not more than ¥100,000,000 per year, and shall have the following substance:

(i)	Class and number of shares underlying share options

250,000 shares of common stock of the Company shall be the maximum number of shares for which the share options are to be issued within a single year. If, as a result of a share split (including allotment of shares of common stock of the Company without consideration) or a consolidation of shares in connection with the shares of common stock, it is appropriate to adjust the number of shares for which the share options are to be issued, the Company shall make such adjustment as the Company deems necessary.

(ii)	Total number of share options

2,500 options shall be the maximum number of share options that are to be issued within a single year. The number of shares for which each share option is to be issued (the “Potential Shares”) shall be 100 shares, provided that if an adjustment in the number of shares is made pursuant to (i) above, the same adjustment shall be made to the Potential Shares.

(iii)	Value of property to be contributed at the time of exercising the share options

The value of the property that is to be contributed at the time of exercising each share option shall be a paid in amount of ¥1 per share that can be obtained by exercising the share options, and this shall be multiplied by the number of Potential Shares.

(iv)	Period during Which the Share Options Can Be Exercised

Within 25 years from the day following the date on which share option is allotted.

(v)	Restriction to acquiring share options by assignment

Approval of the board of directors of the Company shall be required to acquire share options by way of an assignment.

(vi)	Conditions for exercise of share options

The meeting of the board of directors of the Company that resolves on the subscription requirements, etc., of the share options shall determine the conditions of exercise of the share options, such as that a holder of share options may only exercise the share options for a period of 10 days from the day following the date on which that holder forfeits his/her position as either a director or executive officer of the Company, and within the period set forth in (iv) above.

Article 3.	These Supplemental Provisions shall be deleted with the conclusion of the first ordinary shareholders meeting.